Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-266621 on Form S-3 and Registration Statement Nos. 333-270840, 333-169436, 333-177026, and 333-232545 on Form S-8 of our reports dated February 14, 2024, relating to the consolidated financial statements of Global Payments Inc. and subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 14, 2024